UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010 (November 1, 2010)

ASBURY AUTOMOTIVE GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31262	01-0609375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2905 Premiere Parkway NW, Suite 300 Duluth, GA	30097
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 418 - 8200

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01. Regulation FD Disclosure

On November 1, 2010, Asbury Automotive Group, Inc. (the “Company”) announced via press release that it has commenced a cash tender offer and consent solicitation (the “Tender Offer”) for any and all of its outstanding 8% Senior Subordinated Notes due 2014 (the “2014 Notes”) and a separate consent solicitation (the “Consent Solicitation”) soliciting consents to certain amendments to the indenture governing its 7.625% Senior Subordinated Notes due 2017 (the “2017 Notes”).

A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 8.01. Other Events

Also on November 1, 2010, the Company issued a press release announcing its intention to offer, pursuant to an exemption under the Securities Act of 1933, $200.0 million in aggregate principal amount of Senior Subordinated Notes due 2020 (the “Notes”). The Company intends to use the net proceeds from the offering of Notes to complete the Tender Offer and Consent Solicitation and pay all related fees and expenses. The Company also intends to redeem any 2014 Notes that remain outstanding after the completion of the Tender Offer. Any remaining proceeds will be used for general corporate purposes. The consummation of the offering of Notes is conditioned upon customary closing conditions.

A copy of the press release is attached hereto as Exhibit 99.2, and is incorporated by reference herein.

The information contained in this report shall not constitute an offer to sell or a solicitation of an offer to purchase any Notes in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Number	Exhibit

99.1	Press Release, dated November 1, 2010

99.2	Press Release, dated November 1, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC

By:	/s/ Craig T. Monaghan
Name:	Craig T. Monaghan
Title:	Senior Vice President and Chief Financial Officer

Date: November 1, 2010

EXHIBIT INDEX

Number	Exhibit

99.1	Press Release, dated November 1, 2010

99.2	Press Release, dated November 1, 2010

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